                                                                   EXHIBIT 10.27

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT dated as of September 30, 2001 between STAR GAS LLC, a limited liability company organized under the laws of the State of Delaware and doing business at 2187 Atlantic Street, Stamford, Ct. 06902 (the"Company"), and IRIK P. SEVIN, an individual residing at 4 East 72nd Street, New York, NY 10021 ("Executive").

                              W I T N E S S E T H :

                  WHEREAS, the Company is the general partner of Star Gas Partners, L.P. ("Partnership"), which through its direct and indirect wholly owned subsidiaries is the largest retail home heating oil supplier and the eighth largest retail propane supplier in the United States;

                  WHEREAS, the Executive has served variously as President and Chief Executive Officer of the Company and its subsidiaries for more than 20 years;

                  WHEREAS, the Company wishes to continue to employ Executive as the Chief Executive Officer of the Company and its subsidiaries pursuant to the terms of this Agreement and Executive wishes to continue in such employment;

                  NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

                  1.  Employment; Position and Responsibilities. During the
                      -----------------------------------------
"Term" of this Agreement (as defined in Section 4(a) hereof), the Company agrees to continue to employ Executive, and the Executive agrees to continue to serve, as Chief Executive Officer of the Company and its subsidiaries of the Company subject to the general supervision and pursuant to the orders, advice and direction of the Board of Directors of the Company. In such capacity, Executive shall have authority and responsibility to administer and manage the business of the Company and the subsidiaries of the Company. Executive will be located at the Stamford, CT office of the Company or at such other location in the greater New York area as the Board may designate.

                  2.  Obligations of Executive. During the Term of this
                      ------------------------
Agreement, Executive agrees that he will devote substantially all of his time, attention and energies to the business of the Company. Executive shall at all times be subject to, observe and carry out such reasonable rules, regulations, policies, directions and restrictions as the Board shall from time to time establish. Notwithstanding the foregoing, during the term of this Agreement, it shall not be a violation of this Agreement for the Executive to (a) serve on civic or charitable boards or committees; (b) serve as a non-employee member of a board of directors of a business entity which is not competitive with the Company and (c) attend to personal business, so long as such activities do not interfere with the performance of the Executive's responsibilities as a senior executive of the Company in accordance with this Agreement.

                  3.  Compensation.
                      ------------

                      3.1 Cash Compensation; Targeted Bonus. Executive's base salary during the Term of this Agreement shall be at the rate of Six Hundred Thousand Dollars ($600,000) per annum for each fiscal year ended September 30 through September 30, 2002 which shall increase at the rate of Twenty-Five Thousand Dollars ($25,000) per annum in each succeeding fiscal year during the Term. Executive shall be entitled to receive a bonus targeted at 80% of his annual base salary ("Targeted Bonus"). The Compensation Committee of the Board of Directors of the Company (the "Committee") will review Executive's performance on an annual basis (normally on or about October 15) to determine what percentage of this Targeted Bonus he shall actually receive, taking into account Executive's individual job performance and other factors deemed appropriate by the Committee. The annual base salary shall be paid over the year in a manner consistent with the Company's payment of executive salaries. The bonus shall be paid to Executive each January following the end of each fiscal year.

                      3.2  Benefits. Executive shall be entitled to paid annual
                           --------
vacation, personal leave and holidays during each calendar year during Executive's employment in accordance with the policies of the Company. Executive will participate in health, welfare (including disability) and defined benefit and defined contribution retirement plans, including but not limited to the pension plan and 401(k) savings plan, that are maintained by the Company on the same basis as such benefits are generally available to senior executives of the Company and subject to the right of the Company to change, reduce or terminate such plans or benefits in respect of employees generally. In addition to insurance programs existing on the date of this Agreement, the Company shall purchase and maintain in effect a $2,000,000 term life insurance policy on the life of the Executive payable to his named beneficiary.

                      3.3  Reimbursement. Executive will be reimbursed for
                           -------------
reasonable business and travel expenses and be provided with automobile transportation in accordance with the normal policies of the Company including dues, fees and expenses associated with membership in professional business and civic organizations in which Executive's participation is in the interest of the Company. The benefits and payments described in this Section 3.3 shall not include an income tax gross-up, and Executive will be responsible for any tax on their value.

                      3.4  Equity Incentives.
                           -----------------

                           (a)  The  Executive  will earn and  Company  will
issue to the Executive, or if the Company has established a Rabbi Trust to hold equity incentives earned by the Executive, then to such Rabbi Trust, 3,000 Common Units of the Partnership (up to a maximum of 75,000 Common Units for any fiscal year) for each $.01 that the Company's annual Distributable Cash Flow ("DCF") exceeds the minimum DCF per limited partner unit ("LP Unit") LP Unit as set forth below.

                                                    Maximum Units
Fiscal Year           Minimum DCF                 Per Fiscal Year
-----------          Per LP Unit                  ---------------
                     -----------

2002                   $2.44                       75,000 units
2003                    2.52                       75,000 units
2004                    2.66                       75,000 units
2005                    2.81                       75,000 units
2006                    3.00                       75,000 units






                     For periods beyond the initial 5 year term ending in fiscal year 2006, the Minimum DCF Per LP Unit will be agreed upon by the Executive and the Compensation

Committee consistent with the above, such that Executive will be able to earn a maximum of 75,000 units per fiscal year.

                Common Units earned and issued pursuant to Section 3.4(a) shall vest at the rate of 25% per annum on each October 1 following the date of issuance; provided, however, that all earned and issued Common Units shall become immediately vested upon (i) termination of the Executive's employment by the Company without Cause or termination of the Executive's employment by the Executive for Good Reason (as those terms are defined in Section 4.3), (ii) termination of the Executive's employment following a Change in Control under circumstances such that Section 4.5 governs payments to the Executive or (iii) upon the death or Disability of the Executive (as defined in Section 3.6).

                For purposes of this Agreement, the term
Distributable Cash Flow shall be determined by the Company's Board of Directors, adjusted to eliminate the impact of acquisitions made after December 31 in the year being calculated.

                    (b) The Company will issue to the Executive 100,000 Common Units of the Partnership at such time as the average daily last sales price of the Common Units on the exchange on which they are traded is at least $40 per unit during any 45 day period. These Common Units will be fully vested on issuance.

                    (c) The obligations of the Company hereinabove contained in this Section 3.4 shall be subject to the requirement that if at any time the Board of Directors of the Company shall determine that the registration, listing or qualification of the Common Units covered hereby upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body or other person or persons is necessary or desirable as a condition of, or in connection with, the issuance of such Common Units, such Common Units may not be issued unless and until such registration listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. The Company may require that the Executive shall make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with the foregoing or any other applicable legal requirements. If the

Partnership is for any reason prohibited from issuing any Common Units to the Executive, including requirements of the New York Stock Exchange for unitholder approval, the Partnership shall use commercially reasonable efforts to remove such prohibition. If such prohibition is not removed within a period of 120 days from the date the Common Units were to be issued but for such prohibition, the Partnership shall either purchase the necessary Common Units or make a cash payment to the Executive or Rabbi Trust equal in value to the Common Units not so issued based upon the average daily last sales price of the Common Units on the exchange on which they are traded during the preceding 45 day period.

             3.5  Supplemental Retirement Benefit. The Executive may voluntarily
                  -------------------------------
retire at any time after he has attained age 65 ("Retirement"). If the Executive's employment is terminated by reason of his Retirement, the Executive shall be paid a monthly retirement benefit (the "SERP Benefits") for life in an amount equal to, when added to all other retirement benefits paid by the Company to the Executive, 50% of the average annual base and bonus paid to the Executive during the most recent three full years of employment divided by 12. The SERP Benefits shall be in addition to any other benefits provided pursuant to plans, policiesand programs maintained by the Company.

             3.6  Disability/Death.  Upon the death or Disability of the
                  ----------------
Executive, the Executive or in the case of his death, his named beneficiary, or, if none, his estate, shall receive a monthly payment beginning on his death or Disability Termination Date and continuing until age 65 (or in the case of his death until he would have reached age 65) equal to 60% of his then annual base salary plus the prior years bonus divided by 12; provided, however, that each monthly payment shall be reduced by the monthly amount paid to the Executive under other plans maintained by the Company. The terms "Disabled" or "Disability" shall mean the Executive's physical or mental incapacity which renders the Executive incapable, even with a reasonable accommodation by the Company, of performing the essential functions of the duties required of Executive by this Agreement for one hundred twenty (120) or more consecutive days ("Disability Period"); the term "Disability Termination Date" shall mean the date as of which the Executive's employment with the Company is terminated, either by the Executive or by the Company, following the Disability Period.

           4.   Termination.
                -----------

                4.1  Term. The Term of this Agreement (the "Term") shall
                     ----
commence as of the date hereof and shall continue for a period of five (5) years, provided, however, that this Agreement automatically shall be renewed on each October 1 for successive periods of one year each unless cancelled or terminated by either the Company or the Executive on 90 days advance notice. Notwithstanding the foregoing, this Agreement may be terminated (i) effective immediately by the Company for Cause or by Executive for Good Reason as herein provided (ii) by the Executive or the Company for Disability pursuant to
Section 3.6 in which event the date on which notice of termination is given shall be the Termination Date and (iii) shall be terminated upon the death of the Executive.

                4.2  (a)  Termination  by  Executive  without Good Reason or by
                          -----------------------------------------------------
Company for Cause.  If the  Executive terminates his employment under this
-----------------
Agreement (other than upon voluntary retirement in accordance with Section 3.5 or upon death or Disability in accordance with Section 3.6) without Good Reason as defined in Section 4.2(c) hereof, or if the Company terminates Executive's employment for Cause, as defined in Section 4.2(b) hereof, the Company shall have no financial obligation to Executive other than to pay Executive's base salary through the Termination Date and Executive's participation in employee benefit plans of the Company shall cease as of such Termination Date. In addition, all unvested Common Units issued pursuant to Section 3.4 shall be forfeited. The Company shall give Executive written notice of a termination for Cause and the termination of the Executive's employment shall be effective on the date that such notice is given.

                (b) For purposes of this Agreement, "Cause" shall mean the commission by the Executive of any dishonest, illegal or wrongful act involving fraud, misrepresentation or moral turpitude; any material breach of this Agreement by the Executive; failure of the Executive in any material respect to follow directives or orders of the Board of Directors of the Company; continuing grossly inadequate performance of the Executive's duties; other significant personal or professional misconduct of Executive, which, in the reasonable and good faith judgment of the Board of Directors of the Company, injures or tends to injure the reputation of the Company or otherwise adversely affects the interests of the Company; or intentional disloyalty; provided, however, in each such instance, tothe extent the Company reasonably and in good faith determines that such conductis correctable, that the Executive shall be given at least ten (10) days'advance notice to correct same or if such correction may not reasonably be completed within such ten (10) days, then the Executive shall be given sufficient notice to correct same.

              (c) For purposes of this Agreement, "Good Reason" shall mean, provided the Executive has not given Cause for termination or become entitled to receive disability benefits as provided in Section 3.6(i): (i) any material breach of this Agreement by the Company; (ii) the assignment to the Executive of any duties materially inconsistent in any material respect with this position, authority, duties and responsibilities, compensation or benefits without the prior consent of the Executive, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly of notice thereof given by the Executive; (iii) the Executive is required to establish a primary work location outside of the consolidated metropolitan statistical area that includes
New York, as defined by the U.S. Bureau of the Census (or any comparable successor area). In respect of events described in the preceding sentence the Executive shall give the Company written notice and 30 days to cure the default, failure or refusal. If such default, failure or refusal is not cured within such 30-day cure period, the Executive may give written notice to the Company of a termination by Executive for Good Reason.

              4.3    Termination by Company without Cause or by Executive with
                     ---------------------------------------------------------
Good Reason. Subject to Section 4.4 hereof, if the Company terminates the
-----------
employmentof the Executive without Cause or Executive terminates the Executive's employment with Good Reason, in either event prior to a Change in Control, then, the Company shall pay compensation, issue equity incentives and provide benefits to the Executive as follows:

                     (i) Within 30 days after the Termination Date the Company will pay the Executive a lump sum equal to the sum of (x) the Executive's annual base salary through the Termination Date, to the extent not theretofore paid, plus a prorated portion of that year's

Target Bonus through the Termination Date plus (y) an amount equal to the Executive's anticipated annual base salaries plus Targeted Bonuses pursuant to Section 3.1 for the three years following such Termination Date.

                (ii) The Company shall continue to provide to Executive the group insurance benefits to the Executive for a period of 24 months after the Termination Date to the extent that such benefits are generally available to senior executives of the Company. Such benefits shall terminate on the date prior to the expiration of such 24-month period on which the Executive shall become entitled to receive benefits from another employer. The Executive shall notify the Company in writing no later than ten (10) days after the date on which the Executive shall be covered by the benefits of another employer.
The Company shall be under no obligation to continue to make any such benefit or benefit plan generally available toemployees.

                (iii) All SERP Benefits payable pursuant to Section 3.5 shall be accelerated in a lump sum payment. This payment shall be calculated based upon the average of the Executive's most recent past three years' annual base salary and bonus and assuming retirement at age 65, death at age 78 and an 8% per annum present value discount rate.

           4.4   Disability or Death. If the Executive's employment is
                 --------------------
terminated due to Disability, the Company shall have no financial obligation to the Executive other than as set forth in Section 3.6. If the Executive's employment is terminated due to his death, the Company shall have no financial obligation to the Executive other than to pay any death benefits to which his legal representative or beneficiaries may be entitled under any employee benefit plan maintained by the Company and the benefits set forth in
Section 3.6.

           4.5   Change in Control.  If (A) the Company  terminates
                 -----------------
the employment of the Executive without Cause prior to a Change in Control, as hereinafter defined, if such termination of employment is a condition of the agreement pursuant to which the Change in Control occurs, or if the Company terminates the employment of the Executive without Cause within two years following a Change in Control, or if the Executive terminates the Executive's employment with Good Reason within two years following a Change in Control or
(B) the Executive voluntarily terminates his employment for any reason during the period of 30 days following the first anniversary of a Change in Control, then, the payments underSection 4.3 hereof shall not apply but rather the Company shall pay compensation, issue equity incentives and provide benefits to Executive as follows:

                (i) Within 30 days after the Termination Date the Company will pay Executive a lump sum equal to the sum of (x) Executive's annual base salary through the Termination Date, to the extent not theretofore paid, plus
(y) an amount equal to Executive's anticipated annual base salaries plus Targeted Bonuses and equity incentives pursuant to Section 3 for the three years following the Termination Date.

                (ii) The Company shall continue to provide to Executive the group insurance benefits to Executive for a period of 24 months after the Termination Date to the extent that such benefits are generally available to senior executives of the Company. Such benefits shall terminate on the date prior to the expiration of such 24-month period on which Executive shall become entitled to receive benefits from another employer. Executive shall notify the Company in writing no later than ten (10) days after the date on which Executiveshall be covered by the benefits of another employer. The Company shall be under no obligation to continue to make any such benefit or benefit plan generally available to employees.

                (iii) The Executive shall be deemed to have earned 325,000 Senior Subordinated Units and the value of such equity incentives shall be immediately paid to the Executive in cash. The value of each Senior Subordinated Unit shall be deemed to be the average daily last sales price of the Senior Subordinated Units on the exchange on which they are traded for the 60 trading days prior to the date of determination.

                (iv) All SERP Benefits payable pursuant to Section 3.5 shall be accelerated in a lump sum payment. This payment shall be calculated based upon the average of Executive's past three years' annual base salary and bonus and assuming retirement at age 65, death at age 78 and an 8% per annum present value discount rate.

          For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any one or more of the following:

                  (a) the removal of the Company as the general partner of the Partnership by a vote of the unit holders of the Partnership under circumstanceswhere Cause (as defined in the partnership agreement of the Partnership) doesnot exist, and any successor general partner of the Partnership is not an Affiliate (as hereinafter defined) of the Company or controlled by the Executiveand/or any of his Affiliates;

                  (b) the Partnership shall sell, lease, exchange or transfer (in one transaction or a series of related transactions) substantially all of its assets, except to an entity constituting an Affiliate of the Company or controlled by the Executive and/or his Affiliates;

                  (c) The Partnership shall consolidate or merge with any other entity as a result of which the continuing or surviving entity is not controlled by the Company or any Affiliate thereof, or by the Executive and/or his Affiliates;

                  (d) The sale by Star Gas LLC of its general partnership interests to any person or entity not constituting an Affiliate of the Company or controlled by the Executive and/or his Affiliates;

                  and where: (x) "Affiliate" shall mean any person or entity controlling, controlled by or under common control with the subject referenced; and (y) the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the subject referenced, whether through the ownership of voting securities or bycontract or otherwise.

            4.6  Gross up Payment. In the event it shall be determined by the
                 ----------------
Company's public accounting firm that any payment or distribution (other than payments pursuant to Section 3.3 hereof) by the Company or its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any adjustment required under this
Section 4.6 (a "Payment")), would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended or any amendment, replacement or similar provision thereto, or any interest or penalties are incurred by Executive (other than interest or penalties incurred as a result of Executive's failure promptly to file appropriate tax returns or amended tax returns after notification of such determination by the Company's public accounting firm) with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive within 30 days following such determination or such occurrence, as the case may be, an additional payment (a"Gross Up Payment") in an amount such that after payment by Executive of the Excise Tax imposed upon the Gross-Up Payment, Executive will retain an amount equal to the amount he would have retained had no Exercise
Tax been imposed.

                4.7 The payments to Executive pursuant to Section 4 hereof shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of the Company.

           5.  Confidentiality. During and after the Term of this Agreement and
               ---------------
for a period of 36 months thereafter, or, if sooner, the date on which information becomes generally known in the industry, Executive covenants and agrees that, other than as required by law, Executive will not disclose to anyone without the Company's written consent, any confidential materials, documents, records orother information of any type whatsoever concerning or relating to the business and affairs of the Company that Executive may have acquired in the course of Executive's employment hereunder, including but not limited to: (i) lists of customers of the Company; and (ii) information relating to methods of doing business (including information concerning operations, technology and systems) in use or contemplated use by the Company and not generally known in the industries in which the Company competes or actually or demonstrably anticipates competing. Notwithstanding the foregoing, the restrictions contained in this Section shall (i) not, during the Term, apply to any disclosures which the Executive believes in good faith are in the best interests of the Company and (ii) lapse if at any time after the Term, the Company fails to make any payment or provide any benefit due to the Executive, and should such failure continue for a period of 30 days after notice specifying such failure.

            6.  Nonsolicitation.
                ---------------

            6.1 Executive acknowledges that his services and value to the Company are unique, special and extraordinary. Executive covenants and agrees that during the Term of this Agreement, and for a period of 36 months after the Termination Date, Executive will not (i) personally solicit, or encourage others to solicit, employees of the Company to leave the employ of the Company for the purpose of engaging in any employment competitive with the Company or otherwise; or (ii) become directly or indirectly involved in the retail home heating oil or retail propane distribution business in any market in which the Company and its subsidiaries are operating in on the Termination Date. Notwithstanding the foregoing, the provisions of Section 6 shall not be binding upon the Executive, if (i) the payment to the Executive pursuant to
Section 4.5(iii) would be $4,875,000 or less and (ii) the Executive waives the right to receive such payment.

           6.2 It is the desire and intent of the parties that the provisions of this Section 6 hereof shall be enforced to the fullest extent permissible under the laws and public policies of the State of New York. If any particular provisions or portions of this Section hereof shall be adjudicated to be invalid or unenforceable, Section 6 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only in the particular case and jurisdiction in which such adjudication is made.

        7.   Governing Law. This Agreement shall be governed by and
             -------------
construed and enforced in accordance with the laws of the State of New York, not including its conflict of laws principles. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, judicial interpretation binding on the parties, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect or validity of the remaining portions hereof.

         8.  Notices.  All  notices  required to be given  under  this
             -------
Agreement shall be in writing and shall be deemed effective when received and shall be delivered in person; or by facsimile transmission
(with confirmation of receipt); or by mail, postage prepaid, for delivery as registered or certified mail; or by overnight carrier service, addressed, (a) in the case of Executive, to Executive at Executive's then current business address with the Company, with a copy to Executive's residential address as reflected above (or such other residential address as Executive may notify the Company from time to time) or, (b) in the case of the Company, to the Company's Vice President - Human Resources or to such other person as the Company may designate in writing to Executive.

               9.     Resolution of Disputes.
                      ----------------------

                           (a)   Executive recognizes that irreparable injury
would be caused to the Company, not adequately compensable by money damages, by Executive's violation of any provision of Section 5 or 6 of this Agreement. Executive further agrees that in the event of any such violation or threatened violation the Company or any of its direct or indirect subsidiaries or affiliates, in addition to such other rights and remedies as may exist in its or their favor, may apply to a court of law or equity to enforce the specific performance of such provisions and, without notice to Executive, may apply for an injunction or temporary restraining order against any act which would violate any such provisions. The state and federal courts of the State of New York shall have jurisdiction of any dispute arising out of or relating to this Agreement and each party waives any objection that it may have to laying the venue of any suit, action or proceeding in any such court.

                           (b)   The  covenants  of  Executive  contained  in
Sections 5 and 6 of this Agreement shall be construed as independent of all other provisions contained in this Agreement and shall survive the Term of this Agreement.

                           (c)    If  following a change of control  the
Executive recovers any judgment against the Company for failure to make payment of any amounts or to provide equity incentives due to Executive pursuant to this Agreement, the Company shall pay to Executive as additional compensation an amount equal to 20% of the amount of the judgment and the Company consents that the amount of such additional compensation shall be added to the judgment.

               10.    Miscellaneous.
                      -------------

                           10.1   Executive  represents and warrants to the
Company that Executive has no contracts or agreements of any nature that Executive has entered into with any other person, firm or corporation that contain any restraints on Executive's present or future services.

                           10.2   Executive and the Company each acknowledges
and agrees that this Agreement constitutes the entire understanding between the Company and Executive relating to the employment of Executive by the Company and any direct or indirect subsidiary or affiliate of the Company, and supersedes all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.

                           10.3   This  Agreement may be amended only by a
subsequent  written agreement  signed by Executive and the Company.

                           10.4   No waiver by either party of or failure to
assert any provision or condition of this Agreement to be performed or right to be exercised shall be deemed a waiver of such or similar or dissimilar provisions and conditions or rights at the same time or any prior or subsequent time.

                           10.5   This Agreement and all rights and
obligations of Executive are personal to Executive and shall not be assignable and any purported assignment in violation hereof shall not be valid or binding on the Company. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business or assets of the Company and such assignee or transferee assumes all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid, which executes and delivers the agreement provided for in this Section 10.5 or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

               10.6 "Undisputed Late Obligations" shall bear interest beginning on the Due Date until paid in full at an annual rate of one percent (1.0%) plus the prime rate as declared from time to time by The Chase Manhattan Bank. For purposes hereof, "Undisputed Late Obligations" shall mean any obligation which remains unpaid 5 days after written notice thereof is delivered to the other party in accordance with Section 11
(the "Due Date") for money under this Agreement owing from one party to another, which obligation (i) is not subject to any bona fide dispute or (ii) has been adjudicated by an arbitration pane l or court of competent jurisdiction to be due and payable.

               10.7   This Agreement may be signed in counterparts.

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                                       15

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

                            STAR GAS LLC


                            By:
                              ------------------------------------------------
                                    Paul Biddelman
                                    Chair of the Compensation Committee

                            EXECUTIVE:
                                      -----------------------------------------
                                      Irik P. Sevin




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